UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 7, 2006
(Date of earliest event reported)

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51802	16-1736884
(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue
New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-4100

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 7, 2006, Morgans Hotel Group Co. (“Morgans”) and DLJ MB IV HRH, LLC (“DLJMB”), an affiliate of DLJ Merchant Banking Partners, entered into a Contribution Agreement (the “Contribution Agreement”). Subject to the closing of the transactions contemplated by the Contribution Agreement, the parties and certain of their affiliates will form a joint venture (the “Venture”) to which Morgans and certain of its affiliates will assign all of their rights in previously entered into agreements for the purchase of the Hard Rock Hotel & Casino (the “Hard Rock”) and related assets, including their rights pursuant to the Agreement and Plan of Merger, dated as of May 11, 2006, by and among Morgans, MHG HR Acquisition Corp. (“Merger Sub”), Hard Rock Hotel, Inc. and Peter A. Morton, the Purchase and Sale Agreement and Joint Escrow Instructions, dated May 11, 2006, by and between Morgans Group LLC and PM Realty, LLC, the Purchase and Sale Agreement and Joint Escrow Instructions, dated May 11, 2006, by and between Morgans Group LLC and Red, White and Blue Pictures, Inc. and the Purchase and Sale Agreement, dated May 11, 2006, by and between Morgans Group LLC and HR Condominium Investors (Vegas), L.L.C.  (together, the “Transaction Agreements”). Subject to the closing of the transactions contemplated by the Contribution Agreement and the Transaction Agreements, the Venture will own, manage, renovate and develop the various operating assets, land and other assets of the Hard Rock.

Closing of the transactions contemplated by the Contribution Agreement is subject to certain conditions, including the concurrent closing of the transactions contemplated by the Transaction Agreements, receipt of necessary gaming approvals and satisfaction of a financing condition. Pursuant to the financing condition, DLJMB may terminate the Contribution Agreement if, by 5:00 p.m. on November 20, 2006 (the “Financing Waiver Date”), DLJMB is not satisfied, in its sole and absolute discretion, that the Venture will have received financing sufficient on or before February 11, 2007 to permit it to (a) consummate the transactions contemplated by the Transaction Agreements, (b) finance the ongoing operations of the Venture, (c) finance the proposed expansion of the Hard Rock and (d) pay other costs that DLJMB considers necessary or appropriate. Morgans may terminate the Contribution Agreement for any reason at any time on or before the Financing Waiver Date, provided that if Morgans so terminates the Contribution Agreement and, prior to June 11, 2007, consummates the transactions contemplated by the Transaction Agreements with a third party equity investor, then Morgans will pay to DLJMB its reasonable out-of-pocket costs and expenses upon consummation of such transaction.

Subject to the closing of the transactions contemplated by the Contribution Agreement, DLJMB and its affiliates will contribute an aggregate of $100 million of capital upon the consummation of the transactions contemplated by the Transaction Agreements in exchange for a two-thirds equity interest in the Venture. Morgans and its affiliates will contribute an aggregate of $50 million upon the consummation of the transactions contemplated by the Transaction Agreements in exchange for a one-third equity interest in the Venture, provided that the escrow deposits in the aggregate amount of $50 million that Morgans made pursuant to the Transaction Agreements, which will be credited towards the purchase price under the Transaction Agreements, will be deemed to constitute Morgans’ initial capital contribution if such deposits equal or exceed $50 million at the closing.

Under the terms of the Contribution Agreement, DLJMB and its affiliates agree to fund 100% of the capital commitments to expand the Hard Rock property up to a total of an additional $150 million. Morgans will have the option to fund the expansion projects proportionate to its equity interest in the property.

Subject to the terms and conditions of the Contribution Agreement and the Transaction Agreements, Morgans and the Venture will enter into a Management Services Agreement at closing under which Morgans will manage the Hard Rock Hotel, and the retail, food and beverage outlets and other businesses related to operating the Hard Rock Hotel for fees that are consistent with its management services agreements with other third parties. The term of the Management Services Agreement will be 20 years, with two ten-year renewals, and is subject to certain performance tests beginning in 2009.

Subject to the terms and conditions of the Contribution Agreement and the Transaction Agreements, the Venture shall be governed by the terms and conditions of an LLC Agreement to be entered into among DLJMB, Morgans, DLJMB VoteCo LLC and Morgans Group LLC at closing.

Pursuant to the terms and conditions of the Transaction Agreements and the Contribution Agreement, Morgans, Merger Sub and Golden HRC, LLC, an affiliate of Golden Gaming, Inc. (“Golden Gaming”), entered into a casino lease on November 6, 2006 pursuant to which Golden Gaming has agreed to serve as casino operator for the Hard Rock.

Morgans expects that the closing of the transactions contemplated by the Transaction Agreements will occur in the first quarter of 2007.

A copy of the Contribution Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Contribution Agreement.

Item 7.01. Regulation FD Disclosure.

On November 7, 2006, Morgans issued a press release related to these matters. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(a)                                  None

(b)                                 None

(c)                                  None

(d)                                 Exhibits:

Exhibit No.	Exhibit Description
10.1	Contribution Agreement, dated November 7, 2006, by and between Morgans Hotel Group Co. and DLJ MB IV HRH, LLC.
99.1	Press Release, dated November 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: November 7, 2006	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Contribution Agreement, dated November 7, 2006, by and between Morgans Hotel Group Co. and DLJ MB IV HRH, LLC.
99.1	Press Release, dated November 7, 2006.